Exhibit 99.2

Consent to be Named as a Director Nominee
In connection with the filing by Love & Health Limited of the Registration Statement on Form S-1 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), I hereby consent, pursuant to Rule 438 of the Securities Act, to being named as a nominee to the board of directors of Love & Health Limited in the Registration Statement and any and all amendments and supplements thereto. I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto.
Dated:     January 8, 2024
/s/ Chung Chi Alan Lam
Chung Chi Alan Lam